                                                                   EXHIBIT c(8)

[VPs other than TWM and JSV]


                            COBRA GOLF INCORPORATED


                                           , 1996
                               ------------------


CONFIDENTIAL
------------

Mr.

[Insert Address]



Dear Mr.        :

          As you know, it is proposed that HCAC, Inc., a wholly-owned subsidiary of American Brands, Inc., be merged with and into Cobra Golf Incorporated (the "Company"). In order to induce you to remain in the employ of the Company following the merger, the Company agrees that, in the event the contemplated merger is consummated, the Company will provide you with the following compensation subject to the terms and conditions hereof.

Stay Bonus
----------

          If you continue in employment with the Company through the effective date of the merger (the "Closing Date") and for 30 days after the Closing Date, you will be entitled to a stay bonus of $25,000 payable as soon as practicable (but no later than 5 business days) thereafter. If you continue in employment with the Company through the first anniversary of the Closing Date, you will be entitled to an additional stay bonus of $25,000 payable as soon as practicable (but no later than 5 business days) thereafter.

          If the Company terminates your employment after the Closing Date for reasons other than Disability or Cause (as hereinafter defined), or you terminate your employment for "Good Reason" (as hereinafter defined), prior to the date on which you would be entitled to either stay bonus, you shall be paid the stay bonus upon your termination of employment. You will not be eligible for the stay bonus if you terminate employment with the Company voluntarily, or if your employment terminates by death or your employment is terminated by the Company for Disability or
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Cause, prior to the date on which you would be entitled to the stay bonus.

Salary
------

          Your salary shall continue at your current level and be subject to annual review by the Board of Directors of the Company and possible adjustment.

Annual Incentive Bonus
----------------------

          An annual incentive compensation program will be established commencing for 1996 and continuing through 1997. The program will provide a target bonus to you for 1996 equal to [30-35%] of your base salary with an opportunity to earn a maximum of [45-52.5%] of your base salary, but only if established operating company contribution goals are met. The operating company contribution goals for 1996 will not be greater than as set forth on Schedule A.

Long Term Incentives
--------------------

          The Company will also establish an enhanced long-term incentive plan for the performance period 1996 through 1998. You will be awarded 150 units under this plan. If the Company achieves $220 million of operating company contribution (generally operating profit exclusive of amortization of intangibles) during this performance period, the value of each unit to be paid in early 1999 will be $500. If the Company achieves $250 million of cumulative operating company contribution during this performance period, the value of each unit to be paid in early 1999 will be $1,000. If the Company achieves $300 million of cumulative operating company contribution during this performance period, the value of each unit to be paid in early 1999 will be $2,500. For performance between $225 million of cumulative operating company contribution and $250 million of cumulative operating company contribution, the value of each unit will be interpolated between $500 and $1,000 and, for performance between $250 million and $300 million of cumulative operating company contribution, the value of each unit will be interpolated between $1,000 and $2,500.

          You will also be eligible for stock options under the American Brands, Inc. Long-Term Incentive Plan. The Company will recommend that you be granted options for 1996 with respect to at least 4,000 shares of American Brands, Inc. common stock.

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Services
--------

          You agree to devote all of your business time, skill and energies to promote the interests of the Company and its affiliates during the term of your employment hereunder and to serve in such positions with the Company as may be reasonably assigned by its Board of Directors consistent with the status of an executive officer and your position as a Vice President. You also agree to serve, at the request of the Company, in director or officer positions with any affiliate of the Company consistent with the status of an executive officer.

Expenses
--------

          During your period of employment hereunder, the Company will pay all reasonable business and travel expenses incurred by you in furtherance of or in connection with the Company's business. If any such expenses are paid by you in the first instance, the Company will reimburse you promptly upon receipt of a satisfactory accounting therefor. In the event any such expenses that have been paid are determined by the Board of Directors of the Company not to be incurred in the ordinary course of business, you shall repay to the Company the amount of such expenses.

Severance
---------

          Your employment may be terminated by the Company at any time provided that you shall be entitled to the severance benefits hereinafter set forth. In the event that the Company terminates your employment for reasons other than Disability or Cause, or you terminate your employment for "Good Reason" (as hereinafter defined), you shall receive the following severance in lieu of any further compensation:

            (i) salary payable for a period of 12 months after notice of termination of employment is given to you by the Company payable at the Company's regular payroll periods;

           (ii) your target bonus for the calendar year in which the notice of termination is given, (or, if greater, the bonus paid to you with respect to calendar year 1995), whether or not performance goals are achieved, payable promptly following the calendar year in which the notice of termination is given;

          (iii) your target bonus for the calendar year in which the notice of termination is given, whether or not performance goals are achieved, multiplied by a fraction the

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     numerator of which is the number of days in such calendar year through the date that the notice of termination of employment is given and the denominator of which is the number of days in such calendar year, payable promptly following the calendar year in which the notice of termination is given; and

          (iv) coverage under the Company's medical and life insurance plans for the 12 month period following the date that a notice of termination of employment is given or until you obtain new employment, whichever is earlier. This continued coverage shall be on the same terms and conditions and subject to the same limitations as medical and life insurance coverage available to employees of the Company at your level at the date of termination. In the event that your continued coverage is not permitted under the terms and provisions of such plans, the Company shall arrange to provide you with benefits that are substantially similar to those that you would have been entitled to receive if you had remained covered during such period. Your right to elect continued medical coverage for a period of 18 months after termination of employment under COBRA rules shall be deemed satisfied to the extent of the first 12 months thereof by the coverage provided in this clause (iv).

          The term "Disability" means your physical or mental incapacity, whether totally or partially, of performing the essential functions of your position for a three consecutive month period. In such event, the Company may terminate your employment with no further obligation other than to pay benefits under the Company's disability plans. The term "Cause" shall mean any of the following: embezzlement; fraud; dishonesty; breach of fiduciary duty to the Company; deliberately disregarding the rules of the Company which results in a material loss, damage or injury to the Company; unauthorized disclosure of any of the secrets or confidential information of the Company; a material breach of any agreement (including this Agreement) with the Company; inducement of any representative that acts for the Company to terminate such relationship which termination results in material damage to the Company; or engaging in any conduct which constitutes unfair competition with the Company. In the event that the Company terminates your employment for Cause, the Company shall have no further obligations under this Agreement.

          For purposes of this Agreement, "Good Reason" shall mean the occurrence (without your express written consent) of any one of the following acts by the Company:

          (i) the assignment to you of any duties which would not be commensurate with those of an executive officer or your removal from the office of Vice President;

          (ii) relocation of the Company's principal executive offices to a location outside the San Diego Metropolitan Area or the Company's requiring you to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations; or

          (iii) the failure by the Company to afford you with an annual incentive bonus program.

In order to be a termination of employment by you for "Good Reason", such termination must occur within 60 calendar days of the date that you are notified of the occurrence giving rise to the "Good Reason."

          You agree that during the period for which you are receiving severance payments hereunder, you shall render exclusive consulting services to the Company as the Company shall reasonably request, that your consulting services to the golf industry shall be exclusively to the Company and that you will not, during such period, directly or indirectly, for your own account or for the account of others, either as an officer, director, stockholder, owner, partner, promoter, employee, consultant, adviser, agent, manager, or in any other capacity, assist or provide services to any person or entity that is then in competition with the Company or its affiliates in the golf industry. Pursuant to such executive consulting arrangement, you shall not be required to follow a specified work schedule and shall not be under the control of the Company, but shall be available on policy or strategic planning questions, either in person or by telephone, at your discretion, for up to a maximum of twenty (20) hours a month at such times as the Company may reasonably request during the consulting period.

Voluntary Termination
---------------------

          If your employment is not terminated by the Company, but you voluntarily terminate your employment, you agree that you shall render exclusive consulting services to the Company as the Company shall reasonably request for a period of up to 12 months

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following the date of your termination of employment, such period to be at the sole election of the Company, which election shall be made within 30 calendar days of such termination, that your consulting services shall be exclusively to the Company, and that you will not, during such period, directly or indirectly, for your own account or for the account of others, either as an officer, director, stockholder, owner, partner, promoter, employee, consultant, adviser, agent, manager, or in any other capacity, assist or provide services to any person or entity that is then in competition with the Company or its affiliates in the golf industry. You shall receive a monthly consulting fee for the period that the Company elects that you render exclusive consulting services hereunder at your base salary rate in effect on the date of your termination of employment plus your target bonus for the year in which you voluntarily terminate (or the amount of your 1995 bonus if greater).

Confidential Matters
--------------------

          In view of the fact that your employment or consulting arrangement with the Company will bring you into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature such as information about costs, profits, technology, markets, sales, trade secrets, potential patents and other business ideas, customer lists, plans for future developments and information of any other kind not known in the golf industry generally, or industries in which other affiliates of the Company are engaged (hereinafter, collectively, "Confidential Matters"), you agree:

            (i) to keep secret all Confidential Matters of the Company and affiliates of the Company, and not to disclose them to anyone outside of the Company or its affiliates, or otherwise use them or use your knowledge of them for your own benefit, either during the term of your employment hereunder or during the period while you are receiving severance or consulting payments hereunder; and

           (ii) to deliver promptly to the Company at the termination of your employment, or at any time the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates, including but not limited to, Confidential Matters which you may then possess or have under your control.

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Termination of Agreement
------------------------

          This Agreement will terminate on the second anniversary of the Closing Date.

Prior Agreements
----------------

          This Agreement supersedes any existing employment agreement with the Company and any other prior agreement or understanding relating to your employment and all rights thereunder will terminate.

Modification
------------

          This Agreement may not be modified without prior written agreement of the parties.

Governing Law
-------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflicts of law. The parties hereto hereby consent and submit to the jurisdiction of a state or federal court located in California.

Tax Withholding
---------------

          Any amounts payable hereunder shall be subject to applicable tax withholding.

Specific Performance
--------------------

          You hereby expressly agree and understand that the remedy at law for any breach of this Agreement will be inadequate and is not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company will be entitled to, among other remedies, immediate injunctive relief and may obtain without bond a temporary order restraining any threatened or further breach of this Agreement. However, nothing in this paragraph shall be deemed to limit the Company's remedies at law or in equity for any breach of this Agreement.

          In the event that any party hereto reasonably retains counsel for the purpose of enforcing or preventing the breach of any provision hereof, then, if such matter is settled by judicial determination, the prevailing party shall be entitled to recover all costs and expenses incurred thereby including, but not limited to reasonable attorneys fees and costs associated with such litigation as determined by the court.

          The invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of any other term of the Agreement, which shall remain in full force and effect. If any provision should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid. In no event, however, shall the Company be required to pay any salary, bonus, severance or consulting compensation under this Agreement if you do not comply with your exclusive consulting or non-compete obligation.

          If this letter sets forth correctly our agreement on the subject matter hereof, please sign and return to me the enclosed copy of this letter, which will then constitute our agreement on the subject.

                                    Very truly yours,

                                    COBRA GOLF INCORPORATED


                                    By
                                      ----------------------------------------

Accepted and Agreed to

this ___ day of December, 1995


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